Exhibit 99.1

Seattle Genetics Appoints Ted W. Love, M.D., to Board of Directors

BOTHELL, Wash. – August 18, 2020 – Seattle Genetics, Inc. (Nasdaq:SGEN) today announced that Ted W. Love, M.D., has been appointed to the company’s Board of Directors. Dr. Love has more than 25 years of global experience in the healthcare and biotechnology/pharmaceutical industry and currently serves as President and Chief Executive Officer of Global Blood Therapeutics.

“We are pleased to welcome Ted to our Board of Directors given his distinguished industry expertise and leadership,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “His extensive experience will be a valued addition at this transformational time for our company, with three marketed products, significant development across our pipeline and an expanding global footprint. We look forward to working with Ted on our quest to improve the lives of people with cancer through innovative medicines that address unmet medical needs.”

Concurrent with the appointment of Dr. Love, Srinivas Akkaraju, M.D., Ph.D., has resigned from the company’s Board of Directors. Dr. Akkaraju has served as a Director since 2003.

“I want to thank Srini for his incredible contributions over more than 17 years,” added Dr. Siegall. “He has played an instrumental role in building Seattle Genetics to the global, multi-product company that it is today.”

Prior to Dr. Love’s current role at Global Blood Therapeutics, he held executive positions at a number of biopharmaceutical companies including Onyx Pharmaceuticals, Nuvelo, Inc. and Theravance, Inc. Earlier in his career, Dr. Love held a number of senior management positions at Genentech, where he oversaw the development strategy and execution that led to the approvals of six innovative medicines. Dr. Love holds a B.A. in molecular biology from Haverford College and an M.D. from Yale Medical School. He completed a residency in internal medicine and a fellowship in cardiology at the Massachusetts General Hospital. He currently serves on the board of directors of Royalty Pharma and the Biotechnology Innovation Organization, and has served as a consultant in medicine in the Department of Cardiology at the Massachusetts General Hospital.

About Seattle Genetics

Seattle Genetics, Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. ADCETRIS® (brentuximab vedotin) and PADCEV® (enfortumab vedotin-ejfv) use the Company’s industry-leading antibody-drug conjugate (ADC) technology. ADCETRIS is approved in certain CD30-expressing lymphomas, and PADCEV is approved in certain metastatic urothelial cancers. TUKYSA® (tucatinib), a small molecule tyrosine kinase inhibitor, is approved in certain HER2-positive metastatic breast cancers. The company is headquartered in the Seattle, Washington area, with locations in California, Switzerland and the European Union. For more information on our robust pipeline, visit www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the extent of development across the company’s pipeline, the expansion of its global footprint and its efforts to develop additional cancer medicines to address unmet medical needs. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the difficulty and uncertainty of pharmaceutical product development, the risk of adverse events or safety signals, the inability to show sufficient activity in clinical trials and the possibility of adverse regulatory actions as product candidates are evaluated in clinical trials even after promising results in preclinical research. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACTS:

Media:

Monique Greer

(425) 527-4641

mgreer@seagen.com

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com